Exhibit 10.7

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement (this "Agreement") dated as of December 29, 2008, is between Brian Jellison (the "Executive") and Roper Industries, Inc., a Delaware corporation (the "Company"). This Agreement amends and restates the Employment Agreement between the parties dated as of November 6, 2001 (the “Original Employment Agreement”).

W I T N E S S E T H:

WHEREAS, the Company employs the Executive as its President and Chief Executive Officer under terms and conditions as set forth in the Original Employment Agreement; and

WHEREAS, the Company and the Executive desire to amend and restate the original Employment Agreement for the purposes of complying with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the Treasury Regulations and Internal Revenue Service guidance thereunder;

NOW, THEREFORE, the parties agree as follows:

1.           Employment. The Company hereby employs the Executive, and the Executive hereby accepts employment with the Company, upon the terms and subject to the conditions set forth herein.

2.           Term. This Agreement commenced on November 1, 2001 (the "Effective Date") and shall continue during the period in which the Executive remains employed by the Company (the "Term"). The Executive shall be considered an at-will employee and his employment may be terminated by either party subject to the obligations of the parties upon such termination as may be set forth hereinafter.

3.           Position. During the Term, the Executive shall serve as President and Chief Executive Officer of the Company.

4.           Duties and Reporting Relationship. The Executive shall have duties and responsibilities commensurate with his title and status as President and Chief Executive Officer. He shall at all times be the highest-ranking officer of the Company, reporting to the Board of Directors of the Company (the "Board"). During the Term, the Executive shall, on a full time basis, use the Executive's skills and render services to the best of the Executive's abilities in supervising and conducting the operations of the Company and, except for his continuing to serve as a member of the Board of Directors of Champion Enterprises, Inc and on any committees thereof and as a member of the Board of Directors of Tavant, Inc., the Executive shall not engage in any other business activities except with the prior written approval of the Board or its duly authorized designee. The Executive agrees to be employed by the Company in such capacity for the Term, subject to all the covenants and conditions hereinafter set forth.

5.           Place of Performance. The Executive shall perform his duties and conduct his business at the principal executive offices of the Company, except for required travel on the Company's business.

6.           Salary and Annual Bonus.

(a)           Base Salary. The Executive's base salary hereunder shall be $1,000,000 a year, payable no less frequently than monthly and prorated for any partial year of employment. The Board shall review such base salary at least annually and may increase, but not decrease, such base salary as it may deem advisable.

(b)           Annual Bonus. The Company shall provide the Executive with an opportunity to earn upon achievement of target performance goals established by the Compensation Committee of the Board, an annual bonus of up to one hundred percent (100%) of the Executive's base salary (the "Target Bonus").

7.           Vacation, Holidays and Sick Leave. During the Term, the Executive shall be entitled to paid vacation, paid holidays and sick leave in accordance with the Company's standard policies for its senior executive officers; provided however, that in no event shall the Executive be entitled to less than four (4) weeks of vacation per year.

8.           Business Expenses. The Executive shall be reimbursed for all ordinary and necessary business expenses incurred by the Executive in connection with the Executive's employment upon timely submission by the Executive of receipts and other documentation as required by the Internal Revenue Code and in conformance with the Company's normal procedures. Notwithstanding the foregoing, (i) the reimbursements provided in any one calendar year shall not affect the amount of reimbursements provided in any other calendar year; (ii) the reimbursement of an eligible expense shall be made as soon as practicable but no later than December 31 of the year following the year in which the expense was incurred; and (iii) Executive’s rights pursuant to this Section 8 shall not be subject to liquidation or exchange for another benefit.

9.           Pension and Welfare Benefits. During the Term, the Executive shall be eligible to participate fully in all health benefits, insurance programs, pension and retirement plans and other employee benefit and compensation arrangements available to senior executive officers of the Company generally. In addition, the Executive shall be entitled to use a new Company paid automobile and the Company will pay initiation and monthly dues for the Executive at a country club of his choice which is reasonably acceptable to the Board of Directors of the Company. Notwithstanding the foregoing, (i) the Company’s payment or reimbursements for the automobile and country club dues provided in any one calendar year shall not affect the amount of such payments or reimbursements provided in any other calendar year; (ii) the reimbursement of an eligible expense shall be made as soon as practicable but no later than December 31 of the year following the year in which the expense was incurred; and (iii) Executive’s rights pursuant to this Section 9 shall not be subject to liquidation or exchange for another benefit.

10.           Relocation Benefits. The Executive shall be entitled to relocation benefits in accordance with the Company's relocation policy. In addition and notwithstanding the relocation policy:

(a)           The Company shall gross-up any portion of such relocation benefits which are taxable to the Executive for all state, federal and local income taxes based on the Executive's highest marginal income tax rates, which amount shall be considered additional relocation benefits;

(b)           The Company will pay for the Executive's temporary living expenses for up to six months; and

(c)           The Executive will not be obligated to return all relocation benefits unless prior to the first anniversary of the Effective Date, the Executive voluntarily terminates his employment with the Company without Good Reason (as defined below) or is terminated by the Company for Cause (as defined below).

11.           Stock Options. On the Effective Date, the Company granted to the Executive, pursuant to the terms of the Company's 2000 Stock Incentive Plan (the "Stock Incentive Plan") and the Company's 1991 Stock Option Plan (the "Stock Option Plan"), options to purchase in the aggregate 200,000 shares of common stock of the Company having an exercise price equal to the fair market value of the Company's common stock as of the Effective Date, all of which have since become vested. In the event the Executive's employment is terminated by the Company without Cause (as defined below) or the Executive resigns with Good Reason (as defined below), then that portion of any option (including any additional options that may be granted to the Executive after the Effective Date) that would have vested at the next anniversary of the Effective Date following the Date of Termination shall be and become fully vested on the Date of Termination and, notwithstanding any provision to the contrary in the applicable Stock Option Agreement, any option held by the Executive to the extent then vested, may be exercised and shall not expire until the earlier of (A) the expiration of the option term as set forth in the Stock Option Agreement or (B) the expiration of the severance period set forth in Section 13(d)(ii). In addition to the grant set forth in this Section, the Board or the Compensation Committee thereof may grant to the Executive such other and additional awards under the Stock Incentive Plan (or any successor plan) as may from time to time be deemed appropriate.

12.           Termination of Employment.

(a)           General. The Executive's employment hereunder may be terminated only under the circumstances described in this Section 12.

(b)           Death or Disability.

(i)           The Executive's employment hereunder shall automatically terminate upon the death of the Executive.

(ii)           If the Company determines in good faith that Executive has become Disabled (as defined below), the Company may terminate the Executive's employment hereunder for any such incapacity (a "Disability"). Executive shall be Disabled if either of the following conditions is met: (i) Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; or (ii) Executive is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company.

(c)           Termination by the Company. The Company may terminate the Executive's employment hereunder at any time, whether or not for Cause. For purposes of this Agreement, "Cause" shall mean (i) the continuous and willful failure or refusal by the Executive to perform the Executive's duties hereunder (other than any such failure resulting from the Executive's incapacity due to physical or mental illness), which has not ceased within ten (10) days after a written demand for substantial performance is delivered to the Executive by the Company, which demand identifies with particularity the manner in which the Company believes that the Executive has not performed such duties, (ii) the engaging by the Executive in willful misconduct which is materially injurious to the Company, monetarily or otherwise (including, but not limited to, conduct which violates Section 16 hereof) or an act of moral turpitude which is materially injurious to the Company, monetarily or otherwise (including, but not limited to, conduct which violates Section 16 hereof) or (iii) the conviction of the Executive of, or the entering of a plea of nolo contendere by, the Executive with respect to a felony.

For purposes of this provision, no act or failure to act, on the part of Executive shall be considered "willful" unless it is done, or omitted to be done, by Executive in bad faith or without reasonable belief that the Executive's action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board of Directors or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company. The cessation of employment of the Executive shall not be deemed to be for Cause unless prior to such termination there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the disinterested membership of the Board of Directors at a meeting of such Board of Directors called and held for such purpose (after reasonable notice is provided to the Executive and the Executive is given an opportunity to be heard before such Board of Directors), finding, that, in the good faith opinion of the Board of Directors, the Executive is guilty of the conduct described in clause (i), (ii) or (iii) above.

(d)           Termination by the Executive for Good Reason. The Executive shall be entitled to terminate his employment hereunder for Good Reason. For purposes of this Agreement, "Good Reason" shall mean any one of the following acts by the Company, or failures by the Company to act, unless, in the case of any act or failure to act described below, such act or failure to act is corrected within the 30-day cure period described below or unless Executive has otherwise consented thereto in writing:

(i)           any material diminution in the Executive's authorities or responsibilities (including reporting responsibilities) or from his status, title, position or responsibilities (including reporting responsibilities) without the Executive's express written consent to accept any such change; the assignment to him of any duties or work responsibilities which are materially inconsistent with such status, title, position or work responsibilities; or any removal of the Executive from, or failure to reappoint or reelect him to any of such positions, except if any such changes are because of Disability, retirement, death or Cause;

(ii)           a more than 10% reduction by the Company in the Executive's base salary or Target Bonus as in effect on the date hereof or as the same may be increased from time to time;

(iii)           the relocation of the Executive's office at which the Executive is to perform the Executive's duties, to a location more than fifty (50) miles from the location at which the Executive previously performed the Executive's duties hereunder, except for required travel on the Company's business;

(iv)           the failure by the Company to comply with any material provision of this Agreement, which failure has not been cured within thirty (30) days after notice of such noncompliance has been given by the Executive to the Company; or

(v)           any purported termination of the Executive's employment by the Company which is not effected pursuant to a Notice of Termination satisfying the requirements of Section 12(f) below.

Notwithstanding the foregoing, none of the events described in clauses (i) through (v) of this Section 12(d) will constitute Good Reason unless the Executive has notified the Company in writing describing the events which constitute Good Reason (which notice must be given no later than ninety (90) days after the initial occurrence of such events) and the Company has failed to cure such events within thirty (30) days after the Company’s receipt of such written notice.  If an event of Good Reason shall remain uncured within such 30-day cure period, the Executive may resign for such event of Good Reason within a period of twenty-three (23) months after the end of such cure period. Absent further guidance to the contrary, the parties intend, believe and take the position that a resignation by the Executive for Good Reason as defined above effectively constitutes an involuntary separation from service within the meaning of Section 409A of the Code and Treas. Reg §1.409A-1(n)(2).

(e)           Voluntary Resignation. Should the Executive wish to resign from his position with the Company or terminate his employment for other than Good Reason during the Term, the Executive shall give sixty (60) days written notice to the Company ("Notice Period"), specifying the date as of which his resignation is to become effective. During the Notice Period, the Executive shall cooperate fully with the Company in an effort to achieve a smooth transition of the Executive's duties and responsibilities to such person(s) as may be designated by the Company. The Company reserves the right to accelerate the Date of Termination by giving the Executive notice, but the Company shall in that case pay and provide the Executive with all payments and benefits he would otherwise have been entitled to (other than disability benefits) had he remained employed through the end of the Notice Period, including payment of amounts due to the Executive under Section 6(a) and, to the extent applicable, Section 6(b) for the balance of the Notice Period. The Company's obligation to continue to employ the Executive or to continue payment of the amounts described in the preceding sentence shall cease immediately if: (1) the Executive has not satisfied his obligations to cooperate fully with a smooth transition or (2) the Company has grounds to terminate the Executive's employment immediately for Cause. Conversely, if during the Notice Period the Executive comes to have grounds to resign with Good Reason (other than the grounds described in Section 12(d)(i) or, only to the extent related to the matters covered in Section 12(d)(i), Section 12(d)(iv)), then Executive may, by notice, deem the resignation to be with Good Reason, in which case the rights and obligations set forth herein for a Good Reason termination shall govern.

(f)           Notice of Termination. Any purported termination of the Executive's employment by the Company or by the Executive shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 19. "Notice of Termination" shall mean a notice that shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated.

(g)           Date of Termination. "Date of Termination" shall mean (i) if the Executive's employment is terminated because of death, the date of the Executive's death, (ii) if the Executive's employment is terminated for Disability, the date Notice of Termination is given, (iii) if the Executive's employment is terminated pursuant to Subsection (c) or (e) hereof or for any other reason (other than death or Disability, Good Reason or Cause), the date specified in the Notice of Termination which shall not be less than sixty (60) days from the date such Notice of Termination is given, (iv) if the Executive's employment is terminated pursuant to Subsection (c) for reasons of Cause, immediately upon delivery the Notice of Termination, and (v) if the Executive's employment is terminated pursuant to Subsection (d) hereof, the date specified in the Notice of Termination which shall not be less than thirty (30) days from the date such Notice of Termination is given.

(h)           Change in Control. For purposes of this Agreement, a Change in Control of the Company shall have occurred if:

(i)           any "Person" (as defined in Section 3(a)(9) of the Securities Exchange Act of 1934 (the "Exchange Act") as modified and used in Sections 13(d) and 14(d) of the Exchange Act) other than (1) the Company or any of its subsidiaries, (2) any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its subsidiaries, (3) an underwriter temporarily holding securities pursuant to an offering of such securities, (4) any creditor of the Company (but not any transferee of such creditor even if such transferee shall also be a creditor) who is issued shares of the Company's common stock in connection with the implementation of the Company's plan of reorganization which shall be effective as of the Effective Date, or (5) any corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of the Company's common stock), is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than 40% of the combined voting power of the Company's then outstanding voting securities;

(ii)           during any period of not more than two (2) consecutive years, not including any period prior to the Effective Date, individuals who at the beginning of such period constitute the Board, and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in clause (i), (iii), or (iv) of this Section 12(h)) whose election by the Board or nomination for election by the Company's stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof;

(iii)           the stockholders of the Company approve a merger or consolidation of the Company with any other corporation, other than (A) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving or parent entity) 50% or more of the combined voting power of the voting securities of the Company or such surviving or parent entity outstanding immediately after such merger or consolidation or (B) a merger or consolidation in which no person acquires 40% or more of the combined voting power of the Company's or such surviving or parent entity's then outstanding securities; or

(iv)           the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets or all or substantially all of its and its subsidiaries' assets, taken as a whole, (or any transaction having a similar effect).

(i)           Return of Property. When the Executive ceases to be employed by the Company, the Executive will promptly surrender to the Company all Company property, including without limitation, all records and other documents belonging to the Company that were obtained by him or entrusted to him during the course of his employment with the Company provided, however, that the Executive may retain copies of such documents as necessary for the Executive's personal records for federal income tax purposes.

13.           Compensation During Disability, Death or Upon Termination.

(a)           If the Executive's employment is terminated by his death or Disability, the Company shall pay (i) any base salary due to the Executive under Section 6(a) through the date of such termination, (ii) any earned but unpaid bonus from any prior fiscal year of the Company, (iii) all other unpaid amounts, if any, to which the Executive is entitled as of the Date of Termination under any compensation plan or program of the Company, at the time such payments are due, and (iv) an amount equal to the Target Bonus he would have received for the fiscal year that ends on or immediately after the Date of Termination, assuming the Company achieved the target level for which a bonus is paid under the plan described in Section 6(b), prorated for the period beginning on the first day of the fiscal year in which occurs the Date of Termination through the Date of Termination.

(b)           If the Executive's employment is terminated by the Company for Cause or by the Executive for other than Good Reason, the Company shall pay the Executive (i) his base salary through the Date of Termination at the rate in effect at the time Notice of Termination is given, (ii) any earned but unpaid bonus from any prior fiscal year of the Company, and (iii) all other unpaid amounts, if any, to which the Executive is entitled as of the Date of Termination under any compensation plan or program of the Company, at the time such payments are due, and the Company shall have no further obligations to the Executive under this Agreement.

(c)           If within one (1) year following a Change in Control, either the Company terminates the Executive's employment without Cause or the Executive terminates his employment for Good Reason, then

(i)           the Company shall pay the Executive (I) his base salary through the Date of Termination at the rate in effect at the time Notice of Termination is given, (II) any earned but unpaid bonus from any prior fiscal year of the Company, and (III) all other unpaid amounts, if any, to which the Executive is entitled as of the Date of Termination under any compensation plan or program of the Company, at the time such payments are due;

(ii)           in lieu of any further salary or other payments to the Executive for periods subsequent to the Date of Termination, the Company shall pay as liquidated damages to the Executive an aggregate lump sum amount (the “Change in Control Severance Payment”) equal to the product of (A) the sum of (1) the Executive's base salary at the rate in effect as of the date the Notice of Termination is given and (2) the greater of (I) the average of the annual bonuses actually paid to the Executive by the Company with respect to the two (2) fiscal years which immediately precede the year in which the Date of Termination occurs (provided if there was a bonus paid to the Executive with respect only to one fiscal year that immediately precedes the year in which the Date of Termination occurs, then such single year's bonus shall be utilized in the calculation pursuant to this subclause (I)) and (II) the bonus the Executive would earn based on the Target Bonus applicable for the year of termination and (B) the number two (2.0);

(iii)           the Company shall pay the Executive an amount equal to the prorated Target Bonus (prorated in the same manner set forth in Section 13(a) hereof) that would have been paid for the period beginning on the first day of the fiscal year in which the Date of Termination occurs;

(iv)           the Company shall continue coverage for the Executive, on the same terms and conditions as would be applicable if the Executive were an active Employee, under the Company's life insurance, medical, health and similar welfare benefit plans (other than group disability benefits) for a period of twenty-four (24) months after the date of Termination (the “Welfare Benefits Continuation Period”); provided, however, that if the Executive would not be eligible for continued coverage under the Company’s group medical plans beyond the applicable period under Code Section 4980B (COBRA), then during the nineteenth (19th) month after the Date of Termination, the Company shall pay to the Executive a lump sum cash payment equal to the applicable monthly premium under COBRA (less the 2% administrative fee and less the active-employee rate for such coverage), multiplied by the number of months remaining in the Welfare Benefits Continuation Period. Benefits otherwise receivable by the Executive pursuant to this Section 13(c)(iv) shall be reduced to the extent comparable benefits are actually received by the Executive from a subsequent employer during the Welfare Benefits Continuation Period, and the Executive shall report to the Company any such benefits actually received by him.  During the Welfare Benefits Continuation Period, (I) the benefits provided in any one calendar year shall not affect the amount of benefits provided in any other calendar year (other than the effect of any overall coverage benefits under the applicable plans); (II) the reimbursement of an eligible taxable expense shall be made as soon as practicable but not later than December 31 of the year following the year in which the expense was incurred; and (III) the Executive’s rights pursuant to this Section 13(c)(iv) shall not be subject to liquidation or exchange for another benefit;

(v)           all options, shares of restricted stock, performance shares and any other equity based awards shall be and become fully vested as of the Date of Termination and, notwithstanding any provision to the contrary in the applicable Stock Option Agreement, any such options may be exercised and shall not expire until the earlier of (I) the expiration of the option term as set forth in the Stock Option Agreement or (II) the second anniversary of the Date of Termination; and

(vi)           the payments provided for in this Section 13(c) (other than Section 13(c)(iv)) shall be made (I) on a date determined by the Company that is within thirty (30) days following the Date of Termination or (II) if the Executive is a Specified Employee (as defined in Section 27) on the Date of Termination, on any later date required by Section 27(c) of this Agreement.

(d)           If either following the first anniversary of or prior to a Change of Control, the Executive terminates his employment for Good Reason or the Company terminates the Executive's employment without Cause, then

(i)           the Company shall pay the Executive (I) his base salary through the Date of Termination at the rate in effect at the time Notice of Termination is given, (II) any earned but unpaid bonus from any prior fiscal year of the Company, and (III) all other unpaid amounts, if any, to which the Executive is entitled as of the Date of Termination under any compensation plan or program of the Company, at the time such payments are due;

(ii)           if the Date of Termination occurs after December 31, 2008, then in lieu of any further salary or other payments to the Executive for periods subsequent to the Date of Termination, the Company shall pay as liquidated damages to the Executive an aggregate lump sum amount equal to 24 times the Executive’s monthly base salary at the rate in effect as of the date the Notice of Termination is given (the “Non-Change in Control Severance Payment”);

(iii)           the Company shall pay the Executive his Target Bonus prorated (in the manner set forth in Section 13(a) hereof) for the period beginning on the first day of the fiscal year in which occurs the Date of Termination through the Date of Termination;

(iv)           the Company shall continue coverage for the Executive, on the same terms and conditions as would be applicable if the Executive were an active employee, under the Company's life insurance, medical, health, and similar welfare benefit plans (other than group disability) for the Welfare Benefits Continuation Period (as defined in Section 13(c)(iv) above); provided, however, that if the Executive would not be eligible for continued coverage under the Company’s group medical plans beyond the applicable period under COBRA, then during the nineteenth (19th) month after the Date of Termination, the Company shall pay to the Executive a lump sum cash payment equal to the applicable monthly premium under COBRA (less the 2% administrative fee and less the active-employee rate for such coverage), multiplied by the number of months remaining in the Welfare Benefits Continuation Period.  Benefits otherwise receivable by the Executive pursuant to this Section 13(d)(iv) shall be reduced to the extent comparable benefits are actually received by the Executive from a subsequent employer during the Welfare Benefits Continuation Period, and the Executive shall report to the Company any such benefits actually received by him.  During the Welfare Benefits Continuation Period, (I) the benefits provided in any one calendar year shall not affect the amount of benefits provided in any other calendar year (other than the effect of any overall coverage benefits under the applicable plans); (II) the reimbursement of an eligible taxable expense shall be made as soon as practicable but not later than December 31 of the year following the year in which the expense was incurred; and (III) the Executive’s rights pursuant to this Section 13(d)(iv) shall not be subject to liquidation or exchange for another benefit; and

(v)           the payments provided for in this Section 13(d) (other than Sections 13(d)(ii) and (iv)) shall be made (I) on a date determined by the Company that is within thirty (30) days following the Date of Termination, or (II) if the Executive is a Specified Employee (as defined in Section 27 of this Agreement) on the Date of Termination, on any later date required by Section 27(c).

(e)           The Executive shall not be required to mitigate the amount of any payment or benefit provided for in this Section 13 by seeking other employment or otherwise, and, except as provided in Sections 13(c)(iv) and 13(d)(iv) hereof, the amount of any payment or benefit provided for in this Section 13 shall not be reduced by any compensation or benefits earned by the Executive as the result of employment by another employer or by retirement benefits or from any other source.

(f)           Release. Prior to making any payment pursuant to Sections 13(d)(ii) and 13(d)(iii), the Company shall have the right to require the Executive to sign, and the Executive hereby agrees to sign, an agreement to be bound by the terms of Section 16 of this Agreement and a waiver, in the form attached hereto as Exhibit A, of all claims the Executive may have (including any claims under the Age Discrimination in Employment Act).  The Company shall have no obligation to make any payments pursuant to Sections 13(d)(ii) or 13(d)(iii) if the release (if requested by the Company) has not been signed and the revocation period for such release has not expired on or before the time for commencement of such payment as specified in this Agreement.

14.           Representations and Covenants.

(a)           The Company represents and warrants that this Agreement has been authorized by all necessary corporate action of the Company and is a valid and binding agreement of the Company enforceable against it in accordance with its terms.

(b)           The Executive represents and warrants that he is not a party to any agreement or instrument that would prevent him from entering into or performing his duties in any way under this Agreement. The Executive agrees and covenants that he will obtain, and submit to, such physical examinations as may be necessary to facilitate the Company obtaining an insurance policy for its benefit insuring the life of the Executive.

15.           Successors; Binding Agreement.

(a)           This Agreement is not assignable by the Company except to a successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, provided that such successor expressly assumes and agrees to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

(b)           This Agreement is a personal contract and the rights and interests of the Executive hereunder may not be sold, transferred, assigned, pledged, encumbered, or hypothecated by him, except as otherwise expressly permitted by the provisions of this Agreement. This Agreement shall inure to the benefit of and be enforceable by the Executive and his personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amount would still be payable to him hereunder had the Executive continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to his devisee, legatee or other designee or, if there is no such designee, to his estate.

16.           Confidentiality and Non-Competition Covenants.

(a)           The Executive covenants and agrees that he will not at any time during or at any time after the end of the Term, directly or indirectly, use for his own account, or disclose to any person, firm or corporation, other than authorized officers, directors and employees of the Company or its subsidiaries, Confidential Information (as hereinafter defined) that is treated as trade secrets by the Company and will not at any time during or for five years following the Date of Termination, directly or indirectly, use for his own account, or disclose to any person, firm or corporation, other than authorized officers, directors and employees of the Company or its subsidiaries, any other Confidential Information. As used herein, "Confidential Information" of the Company means information of any kind, nature or description which is disclosed to or otherwise known to the Executive as a direct or indirect consequence of his association with the Company, which information is not generally known to the public or in the business in which the Company is engaged or which information relates to specific opportunities within the scope of the Company's business which were considered by the Executive or the Company during the term of this Agreement. Confidential Information that is treated as confidential trade secrets by the Company shall include, but not be limited to, strategic operating plans and budgets, policy and procedure manuals, computer programs, financial forms and information, patient or resident lists and accounts, supplier information, accounting forms and procedures, personnel policies, information pertaining to the salaries, positions and performance reviews of the Company's employees, information on the methods of the Company's operations, research and data developed by or for the benefit of the Company and information relating to revenues, costs, profits and the financial condition of the Company. Confidential Information does not include any information that (i) is generally known to the public or the business in which the Company engages other than as a result of unauthorized disclosure by the Executive, (ii) can be discovered, compiled or ascertained by a third party without substantial burden or expense, or (iii) was known to the Executive prior to accepting employment with the Company. During the Term and for a period of two (2) years following the termination of the Executive's employment, the Executive shall not, directly or indirectly, solicit or induce any person who is then an employee of the Company or its subsidiaries to terminate his or her employment by the Company or its subsidiaries in order to obtain employment by any person, firm or corporation affiliated with the Executive and the Executive shall not or cause any other person, firm or corporation affiliated with the Executive to hire any employee of the Company or its subsidiaries or any other person who was an employee of the Company or its subsidiaries within the twelve (12) month period prior to the Executive's Date of Termination.

(b)           The Executive covenants and agrees that any information, materials, ideas, discoveries, techniques or programs developed or discovered by the Executive in connection with the performance of his duties hereunder shall remain the sole and exclusive property of the Company and, to the extent it constitutes Confidential Information, shall be subject to the covenants contained in the preceding paragraph.

(c)           The Executive covenants and agrees that during the Term and for a period of one (1) years following the termination of the Executive's employment, the Executive shall not, directly or indirectly, own an interest in, operate, join, control, or participate as a partner, director, principal, officer, or agent of, enter into the employment of, or act as a consultant to, in any case in which he has control or supervision over a significant portion of any entity which competes with the Company and whose principal business is designing, manufacturing and distributing specialty industrial controls, fluid handling and analytical instrumentation products. Notwithstanding anything herein to the contrary, the foregoing provisions of this Section 16(c) shall not prevent the Executive from acquiring securities representing not more than 5% of the outstanding voting securities of any publicly held corporation.

(d)           Without limiting the right of the Company to pursue all other legal and equitable remedies available for violation by the Executive of the covenants contained in this Section 16, it is expressly agreed by the Executive and the Company that such other remedies cannot fully compensate the Company for any such violation and that the Company shall be entitled to injunctive relief, without the necessity of proving actual monetary loss, to prevent any such violation or any continuing violation thereof. Each party intends and agrees that if in any action before any court or agency legally empowered to enforce the covenants contained in this Section 16, any term, restriction, covenant or promise contained herein is found to be unreasonable and accordingly unenforceable, then such term, restriction, covenant or promise shall be deemed modified to the extent necessary to make it enforceable by such court or agency. The covenants contained in Section 16 shall survive the conclusion of the Executive's employment by the Company.

17.           Entire Agreement. This Agreement contains all the understandings between the parties hereto pertaining to the matters referred to herein, and on the Effective Date shall supersede all undertakings and agreements, whether oral or in writing, previously entered into by them with respect thereto. The Executive represents that, in executing this Agreement, he does not rely and has not relied upon any representation or statement not set forth herein made by the Company with regard to the subject matter, bases or effect of this Agreement or otherwise.

18.           Amendment or Modification. Waiver. No provision of this Agreement may be amended or waived unless such amendment or waiver is agreed to in writing, signed by the Executive and by a duly authorized officer of the Company. No waiver by any party hereto of any breach by another party hereto of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of a similar or dissimilar condition or provision at the same time, any prior time or any subsequent time.

19.           Notices. Any notice to be given hereunder shall be in writing and shall be deemed given when delivered personally, sent by courier or telecopy or registered or certified mail, postage prepaid, return receipt requested, addressed to the party concerned at the address indicated below or to such other address as such party may subsequently give notice of hereunder in writing:

To Executive at:                    Brian Jellison
4085 Founders Club Drive
Sarasota, FL 34240

To the Company at:             Roper Industries, Inc.
6901 Professional Parkway East
Suite 200
Sarasota FL 34240
Attn: Chairman of the Board of Directors

With a copy to:                    General Counsel
Roper Industries, Inc.
6901 Professional Parkway East
Suite 200
Sarasota FL 34240

Any notice delivered personally or by courier under this Section 19 shall be deemed given on the date delivered and any notice sent by telecopy or registered or certified mail, postage prepaid, return receipt requested, shall be deemed given on the date telecopied or mailed.

20.           Severability. If any provision of this Agreement or the application of any such provision to any party or circumstances shall be determined by any court of competent jurisdiction to be invalid and unenforceable to any extent, the remainder of this Agreement or the application of such provision to such person or circumstances other than those to which it is so determined to be invalid and unenforceable, shall not be affected thereby, and each provision hereof shall be validated and shall be enforced to the fullest extent permitted by law.

21.           Survivorship. The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations.

22.           Governing Law: Attorney's Fees.

(a)           This Agreement will be governed by and construed in accordance with the laws of the State of Georgia, without regard to its conflicts of laws principles.

(b)           The prevailing party in any dispute arising out of this Agreement shall be entitled to be paid its reasonable attorney's fees and litigation expenses incurred in connection with such dispute from the other party to such dispute.  If the Executive is awarded the right to recover fees and expenses under this Section 22, the reimbursement of an eligible expense shall be made within ten business days after delivery of Executive’s written request for payment accompanied with such evidence of fees and expenses incurred as the Company reasonably may require, but in no event later than March 15 of the year after the year in which such rights are established.

23.           Dispute Resolution. The Executive and the Company shall not initiate legal proceedings relating in any way to this Agreement or to the Executive's employment or termination from employment with the Company until thirty (30) days after the party against whom the claim is made ("respondent") receives written notice from the claiming party of the specific nature of any purported claims and the amount of any purported damages attributable to each such claim. The Executive and the Company further agree that if respondent submits the claiming party's claim to the CPR Institute for Dispute Resolution, JAMS/Endispute, or other local dispute resolution service for nonbinding mediation prior to the expiration of such thirty (30) day period, the claiming party may not institute legal proceedings against respondent until the earlier of: (a) the completion of good-faith mediation efforts or (b) 90 days after the date on which the respondent received written notice of the claimant's claim(s); provided, however, that nothing in this Section 23 shall prohibit either party from pursuing injunctive or other equitable relief against the other party in circumstances in which such relief is appropriate, prior to, contemporaneous with, or subsequent to invoking or participating in these dispute resolution processes. In all events, the Company shall pay the cost of the mediator, regardless of whether the dispute was or was not resolved or settled through mediation.

24.           Headings. All descriptive headings of sections and paragraphs in this Agreement are intended solely for convenience, and no provision of this Agreement is to be construed by reference to the heading of any section or paragraph.

25.           Withholdings. All payments to the Executive under this Agreement shall be reduced by all applicable withholding required by federal, state or local tax laws.

26.           Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

27.           Code Section 409A.

(a)           This Agreement shall be interpreted and administered in a manner so that any amount or benefit payable hereunder shall be paid or provided in a manner that is either exempt from or compliant with the requirements Section 409A of the Code and applicable Internal Revenue Service guidance and Treasury Regulations issued thereunder (and any applicable transition relief under Section 409A of the Code).

(b)           Notwithstanding anything in this Agreement to the contrary, to the extent that any amount or benefit that would constitute non-exempt “deferred compensation” for purposes of Section 409A of the Code would otherwise be payable or distributable hereunder, or a different form of payment would be effected, by reason of a Change in Control or the Executive’s Disability or termination of employment, such amount or benefit will not be payable or distributable to the Executive, and/or such different form of payment will not be effected, by reason of such circumstance unless (i) the circumstances giving rise to such Change in Control, Disability or termination of employment, as the case, may be, meet any description or definition of “change in control event”, “disability” or “separation from service”, as the case may be, in Section 409A of the Code and applicable regulations (without giving effect to any elective provisions that may be available under such definition), or (ii) the payment or distribution of such amount or benefit would be exempt from the application of Section 409A of the Code by reason of the short-term deferral exemption or otherwise.  This provision does not prohibit the vesting of any amount upon a Change in Control, Disability or termination of employment, however defined.  If this provision prevents the payment or distribution of any amount or benefit, such payment or distribution shall be made on the date, if any, on which an event occurs that constitutes a Section 409A-compliant “change in control event”, “disability” or “separation from service,” as the case, may be, or such later date as may be required by Section 27(c) below.

(c)           If the Date of Termination occurs during a period in which the Executive is a “Specified Employee” (as defined below), any portion of the Non-Change in Control Severance Payment or the Change in Control Severance Payment, as the case may be, or any portion of any other payment under Section 13 hereof, that is not excluded from Section 409A of the Code by reason of the exemptions in Treas. Reg. §1.409A-1(b)(4) (short-term deferrals), Treas. Reg. §1.409A-1(b)(9) (separation pay exemptions) or any other applicable exemption or exclusion, shall be delayed in order to comply with Section 409A(a)(2)(B)(i) of the Code, and such payments or benefits shall be paid or distributed to the Executive during the five-day period commencing on the earlier of:  (i) the expiration of the six-month period measured from the date of the Executive’s “separation from service”, or (ii) the date of the Executive’s death.  Upon the expiration of the applicable six-month period under Section 409A(a)(2)(B)(i) of the Code, all payments deferred pursuant to this Section 27(c) shall be paid to the Executive (or the Executive’s estate, in the event of the Executive’s death) in a lump sum payment.  Any remaining payments and benefits due under the Agreement shall be paid as otherwise provided in the Agreement.  If any amounts or benefits payable hereunder could qualify for one or more separation pay exemptions described in Treas. Reg. §1.409A-1(b)(9), but such payments in the aggregate exceed the dollar limit permitted for the separation pay exemptions, the Company (acting through its head of human resources or any other designated officer) shall determine which portions thereof will be subject to such exemptions.

For purposes of this Agreement, the term “Specified Employee” has the meaning given such term in Code Section 409A and in Treas. Reg. §1.409A-1(i), including Treas. Reg. §1.409A-1(i)(6) in the case of a corporate transaction described therein), provided, however, that, as permitted in such regulations, the Company’s Specified Employees and its application of the six-month delay rule of Code Section 409A(a)(2)(B)(i) shall be determined in accordance with rules adopted by the Board or a committee thereof, which shall be applied consistently with respect to all nonqualified deferred compensation arrangements of the Company, including this Agreement.

(d)           If the parties hereto determine that any payments or benefits payable under this Agreement intended to comply with Sections 409A(a)(2), (3) and (4) of the Code do not comply with Section 409A of the Code, the Executive and the Company agree to amend this Agreement, or take such other actions as the Executive and the Company deem reasonably necessary or appropriate, to comply with the requirements of Section 409A of the Code, the Treasury Regulations thereunder (and any applicable transition relief) while preserving the economic agreement of the parties.  If any provision of the Agreement would cause such payments or benefits to fail to so comply, such provision shall not be effective and shall be null and void with respect to such payments or benefits, and such provision shall otherwise remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

ROPER INDUSTRIES, INC.

BY: /s/ John Humphrey
NAME: John Humphrey
TITLE: Vice President and Chief Financial Officer

EXECUTIVE

/s/ Brian Jellison
Brian Jellison